Exhibit 10.6

AMENDMENT NO. 5
TO
BURLINGTON RESOURCES INC.
SUPPLEMENTAL BENEFITS PLAN

The Burlington Resources Inc. Supplemental Benefits Plan is hereby amended as follows:

The second sentence of Section 4.5 is amended to read as follows:

“Such interest shall be credited to the Memorandum Account as of such valuation dates as shall be established by the Management Committee.”

Section 4.5 is amended by adding the following sentence at the end thereof:

“The Management Committee shall determine, in its sole discretion, the valuation dates for valuing each Participant’s Account(s).”

Section 4.8 is amended to read as follows:

“4.8 Time and Manner of Payments. Upon a Participant’s Termination (and with respect to a Participant’s RSP benefit, upon his or her Permanent Disability), the Company shall pay to such Participant (or to his or her Surviving Spouse or Beneficiary in case of the Participant’s death) an amount in cash equal to (i) the present value of the Participant’s accrued supplemental pension benefits under Section 4.1 and/or (ii) the balance then credited to his or her Memorandum Account under Section 4.2 as follows:

(a)	a lump sum payment; or

(b)	in 5 consecutive substantially equal annual installments; or

(c)	in 10 consecutive substantially equal annual installments;

whichever form of payment has been elected by the Participant with respect to such benefit. Payment of benefits shall commence or be made in the month following the month in which the Participant’s Termination or Permanent Disability date occurs, whichever is applicable. In the case of distribution to a Participant in installments, payment will be made on a pro rata basis from each of the Participant’s Accounts. The payment of any other supplemental benefits pursuant to an employment contract under Section 4.3 shall be made as provided in the employment contract.”

          The date of adoption of this amendment by the Board of Directors of the Company is July 21, 2004.